UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2010

FAR EAST WIND POWER CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-153472	27-0999493
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11811 North Tatum Blvd., Suite 3031 Phoenix, Arizona 85028
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (602) 953-7757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02          Unregistered Sales of Equity Securities.

On September 15, 2010, Far East Wind Power Corp. (the “Company”) issued to Marcus Laun an option to purchase 2,500,000 shares of Company common stock at a price of $0.26 (the “Option”) in consideration for services rendered by Mr. Laun.  The Option will vest over three years, in three equal annual installments.

On September 15, 2010, the Company issued to Xiobu Liu a restricted stock award for 750,000 shares of Company common stock (the “Restricted Stock”) in consideration for consulting services to be provided by Mr. Liu.  The Restricted Stock will vest over three years, in three equal annual installments.

The issuance of the Option was conducted by the Company and was issued in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended, and comparable exemptions for sales to “accredited” investors under state securities laws.

The issuance of the Restricted Stock was conducted by the Company and was issued in reliance upon Regulation S of the Securities Act of 1933, as amended.

Section 5 – Corporate Governance and Management

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Officer and Director

On September 15, 2010, Mr. Xiaoping Han resigned as Director, President, Chief Executive Officer and Chairman of the Company.

(c)           Appointment of Officer

On September 15, 2010, the Board of Directors of the Company (the “Board”) appointed Mr. Liu, age 63, as President and Chief Executive Officer of the Company to fill the vacancy created by the resignation of Mr. Han.

Mr. Liu spent 19 years with China Huaneng Group in various management positions.  From 2004 to 2007 Mr. Liu served as Vice President and Party Member of Huaneng New Energy Industrial Co. Ltd.  From 2000 to 2004 Mr. Liu served as Manager in the Director and Supervisory Department at Huaneng Group.  Mr. Liu was educated at the Beijing Institute, receiving a degree in Chemistry Education in 1983.  Mr. Liu’s extensive experience managing the construction preparation of large power projects and financial management background will be an invaluable asset to the Company.

Other than as described in (e) below, Mr. Liu has not previously held any position with the Company and there is no arrangement or understanding between Mr. Liu and any other person(s) pursuant to which he was selected as on officer of the Company.  Mr. Liu has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Other than as described in (e) below, there have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Liu had or will have a direct or indirect material interest.  There is no material plan, contract or arrangement (whether or not written) to which Mr. Liu is a party or in which he participates that is entered into or material amendment in connection with our appointment of Mr. Liu, or any grant or award to Mr. Liu or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Liu.

(d)           Appointment of Director

On June 24, 2010, the Board appointed Mr. Liu as a member and Chairman of the Board of the Company to fill the vacancy created by the resignation of Mr. Han.

There are no arrangements or understandings between Mr. Liu and any other persons, pursuant to which Mr. Liu was selected as a director.  Mr. Liu has not been named or, at the time of this Current Report, is not expected to be named to any committee of the Board.  For more information, please refer to (c) above.

(e)           Compensation Agreement with Officer

On September 15, 2010, Mr. Liu and the Company entered into a Service Agreement, which was ratified by the Board on September 15, 2010, with an effective date of September 1, 2010 (the “Service Agreement”), pursuant to which Mr. Liu will provide up to 20 hours of consulting services per week to the Company.  Mr. Liu will be responsible for the strategy and execution of the Company’s business plan and will interact with investors, customers, the PRC government and the Board of Directors as needed.  The Agreement will continue until terminated by either party upon 30 days prior written notice, or upon immediate termination by the Company for cause, as described in the Service Agreement.  Pursuant to the Service Agreement, Mr. Liu will receive monthly compensation of $10,000 and be eligible for an annual cash bonus of up to $30,000.  In addition, the Company will issue to Mr. Liu a restricted stock grant for 750,000 shares of the Company’s common stock and for every megawatt of wind power owned by the Company that is connected to the People’s Republic of China’s national electric grid, Mr. Liu shall receive additional grant(s) of 1,000 shares of the Company’s common stock.

The Service Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing statements are not intended to be a complete description of all terms and conditions.

Section 8 – Other Events

Item 8.01          Other Events.

On September 21, 2010, the Company issued a press release annoucing Mr. Liu's appointment.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01          Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Service Agreement with Xiobu Liu

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2010	FAR EAST WIND POWER CORP.

	By:	/s/ James T. Crane
James T. Crane
Chief Financial Officer